Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 of our report dated March 17, 2025, relating to the consolidated financial statements of DiaMedica Therapeutics Inc. (the Company), which appears in the Company’s Annual Report on Form 10‑K for the years ended December 31, 2024 and 2023.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

November 13, 2025